EXHIBIT 99.1

[Logo]                          RWE Acquisition Update #25



July 29, 2002


This is an update on the RWE/Thames transaction for American Water Associates. Future updates will be distributed in the coming weeks via email. They are then archived, along with other important materials, in the "RWE Acquisition Update" database on Lotus Notes. The information in this "Update" will also be filed with the US Securities and Exchange Commission and can be viewed on the commission's EDGAR database at www.sec.gov/edgar.shtml.

The Regulatory Process Continues on Schedule . . .

The Company continues to believe that the acquisition will be final in the first half of 2003. When the regulatory process began last December, the transaction required commission approval in about a dozen states. Here's a status report on the nine remaining states where approvals are being sought.

Arizona: Hearings will be conducted next month and a final decision is anticipated during the early portion of the fourth quarter of this year.

California: A schedule for processing the request has been issued by the commission that could result in a decision being issued in mid-December.

Illinois: Hearings are nearing completion and it is anticipated that a final decision will be issued in September.

Maryland: No hearing dates have been established, but a final decision is anticipated prior to the end of 2002.

New Jersey: Hearings are scheduled to conclude next month and a final decision is expected by October 2002.


Continued . . .


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New Mexico: The administrative law judge assigned to the case issued a decision that recommends approval of the acquisition with conditions. A final decision from the commission on the judge's recommendation is anticipated next month.

New York: Talks continue to resolve issues of concern to other parties in an attempt to reach a settlement that can be submitted for commission approval. Whether or not an agreement can be reached among the parties, a final decision from the commission is anticipated prior to the end of this year.

Pennsylvania: The administrative law judge assigned to the case issued a decision that recommends approval of the acquisition with conditions. A final decision from the commission on the judge's recommendation is anticipated next month.

West Virginia: An agreement has been reached among the parties that recommends approval of the acquisition and identifies conditions to be included in the order. A final commission decision regarding that agreement is anticipated next month.

In California, Kentucky, New Jersey, New York, Pennsylvania, and West Virginia, unions representing a portion of the Company's workforce have encouraged approval of the transaction.

In other areas, since approving the transaction in May, the Kentucky Public Service Commission has reaffirmed its decision and clarified some of the conditions set forth in its original order.

A review of the acquisition by the Indiana Public Utility Commission is currently underway and anticipated to be concluded during September 2002.

In June, the Company and RWE filed a premerger notification and report form with the Federal Trade Commission and the Department of Justice. The filing is in response to the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976, which requires parties to certain mergers or acquisitions to notify the two agencies. The agencies review the information in the filing to determine if the proposed transaction would have any anti-competitive effects within our market. On July 10, the Company announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 had expired without inquiry by the Federal Trade Commission or the Department of Justice.

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